Exhibit 10.12

CHENIERE ENERGY, INC. 2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK GRANT

1. Grant of Restricted Shares. Cheniere Energy, Inc., a Delaware corporation (the “Company”), hereby grants to                                  (“Participant”) all rights, title and interest in the record and beneficial ownership of                                  (            ) shares (the “Restricted Shares”) of common stock, $0.03 par value per share, of the Company (“Common Stock”), subject to the conditions described in this grant of Restricted Stock (the ”Grant”) and in the Cheniere Energy, Inc. 2003 Stock Incentive Plan (the “Plan”). The Restricted Shares are granted, effective as of the      day of                     , 20     (the “Grant Date”).

2. Issuance and Transferability. Certificates representing the shares granted hereunder shall be issued to Participant of even date herewith and shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Cheniere Energy, Inc. 2003 Stock Incentive Plan (as amended and restated) and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such award dated                          , 20    .”

Such shares are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order of the court in a divorce proceeding. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.

3. Risk of Forfeiture. Participant shall immediately forfeit all rights to any non-vested portion of the Restricted Shares in the event of termination, resignation or removal from employment with the Company of Participant under circumstances that do not cause Participant to become fully vested under the terms of the Plan.

4. Vesting. Subject to Paragraph 3 hereof, Participant shall vest in his rights under the Restricted Shares and the Company’s right to repurchase such shares shall lapse with respect to 33% of the Restricted Shares on the first anniversary of the date hereof, and shall vest at 33% on the second anniversary of the date here of with the remainder of the Restricted Shares vesting on the third anniversary of the date hereof. Upon termination, resignation or removal of Participant from service or employment with the Company under any circumstances, any Restricted Shares not then vested shall not vest, shall be forfeited back to the Company and shall be available for re-issuance under the Plan.

5. Ownership Rights. Subject to the restrictions set forth in this Grant, the Plan and Paragraph 8, Participant is entitled to all voting and ownership rights applicable to the Restricted Shares, including the right to receive any cash dividends that may be paid on the Restricted Shares. The Restricted Shares shall be registered in the name of the Participant and at the address set forth below the Participant’s signature attached hereto.

6. Reorganization of the Company. The existence of this Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Recapitalization Events. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Restricted Shares shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Shares.

8. Certain Restrictions. By executing this Grant, Participant acknowledges that he has received a copy of the Plan and agrees that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this document or the terms of the Plan.

9. Amendment and Termination. No amendment or termination of this Grant shall be made by the Company at any time without the written consent of Participant.

10. Withholding of Taxes. Participant agrees that, if he makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Restricted Shares, he will so notify the Company in writing within two (2) days after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations.

11. No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Grant.

12. Severability. In the event that any provision of this Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Grant, and the Grant shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

13. Governing Law. The Grant shall be construed in accordance with the laws of the State of Delaware to the extent that federal law does not supersede and preempt Delaware law.

Executed the      day of                     , 20    .

COMPANY:

By:

Accepted the      day of                     , 20

PARTICIPANT:

Address:

Social Security Number:

3

SCHEDULE A

to

Form of Restricted Stock Grant

On November 15, 2004, the following executive officers were granted restricted stock in the amounts set forth below:

Executive Officer	Number of Shares
Jonathan S. Gross	7,215

Zurab S. Kobiashvili	3,459

Keith M. Meyer	7,215

Charif Souki	20,293

Craig K. Townsend	3,135

Don A. Turkleson	7,215

Walter L. Williams	7,215

In addition, on November 15, 2004, the following non-employee directors were granted restricted stock in the amounts set forth below:

Non-employee Director	Number of Shares
Nuno Brandolini	3,006

Keith F. Carney	3,006

Paul J. Hoenmans	3,006

David B. Kilpatrick	3,006

J. Robinson West	3,006